Exhibit 6

FRANCHISE BRANCH OFFICE

AND

MANAGEMENT AGREEMENT

THIS AGREEMENT, (the “Agreement”), effective as of August 22, 2019 by and among ViewTrade Securities, Inc., (the “Company” or “VT”), with Office at 7280 W. Palmetto Park Road #310, Boca Raton, Florida and Gatsby Digital, Inc. (the “Contractor”) located at 28 Liberty St. New York, NY 10005 and Peter Quinn (the “Manager”).

WHEREAS, the purpose of this Agreement is to set out the basis on which Contractor is to operate ONE office defined in Section 1;

WHEREAS, the Contractor wishes to operate under a corporate identity known as Gatsby Digital, Inc. (a Delaware Corporation).

WHEREAS, the Contractor wishes to establish an Office of Supervisory Jurisdiction in the Office,

WHEREAS, the Company is registered as a securities Broker/Dealer with the Securities Exchange Commission; the Company is a member of the Financial Industry Regulatory Authority (“FINRA”), and other necessary governmental agencies; and

WHEREAS, the Company conducts, inter alia, a retail securities business;

WHEREAS, the Contractor will employ registered representatives and at least one general securities principals and registered options principals; and other principals as required from time to time;

WHEREAS, the Contractor is desirous of opening one retail securities branch office for the Company set out herein and hereinafter identified and defined as the Office;

WHEREAS, the Contractor and its principals and representatives are currently in good standing pursuant to the rules and regulations of applicable state, federal authorities and regulatory associations; and

NOW, THEREFORE, in consideration of the mutual promises and premises contained herein, the parties hereto agree as follows:

OPERATIVE PROVISIONS

1.              APPOINTMENT. The Company hereby appoints Contractor to operate one office (the “Office”) established at: 44 S Broadway, White Plains, NY 10601. VT agrees to act as Broker/Dealer for the purchase and sale of various securities and other investment vehicles which VT is authorized to purchase and sell under the law and by governmental agencies, and Manager may place various buy and sell orders through VT in accordance with the terms of this Agreement. Nothing in this Agreement shall be interpreted as relieving either party from its obligations to comply with all applicable securities laws of the United States, or any other applicable regulatory bodies, the laws of the particular agency having jurisdiction over the affairs of the office location which either or both parties are registered or licensed or the rules, regulations, interpretations and directives issued by the associations and exchanges with which the parties are, or may be, registered. To the extent this Agreement or any portion thereof shall be considered as a contravention of any such law or rule, only the applicable portion thereof shall be deemed null and void and of no effect.

2.             TERM. This Agreement is for an indefinite term but may be canceled by VT or the Contractor upon 90 days written notice to the other party. VT will comply with all applicable laws and regulations by notifying any and all appropriate regulatory bodies or agencies upon termination of this Agreement and specifically disclose the reasons for any termination of this Agreement if for cause or violation of securities laws, rules or regulations.

3.             CONTRACTOR DUTIES. The undersigned Contractor’s duties include, but are not limited to, appointing an appropriately licensed principal to perform the supervision of the Office, the management and administration of the Office, making a good faith effort, to ensure the entry of securities orders with VT with all activities conducted in accordance with the Federal Securities Acts, the rules, regulations, interpretations and directives of the FINRA and any stock, commodity, option exchange, state, governmental or foreign agency with whom VT or the Contractor is licensed or registered. The appropriately licensed principal, appointed by the Contractor, shall perform all of the duties typically performed by a Branch Office Manager (“BOM”) in respect to the Office, and Contractor shall appoint and supervise additional branch office managers, as discussed in (d) below, to perform all of the duties typically performed by a retail securities firm principal, including, by way of example, but not by way of limitation, the following:

(a)       the hiring, supervision and dismissal of all personnel, including registered representatives in the Office;

(b)       office compliance with applicable rules, regulations and statutes, as well as compliance with Company policies and procedures;

(c)       assisting the Operations Manager of the Company in maintaining all required books and records for the Office in accordance with the Company’s policies;

(d)       maintaining one general securities principal for the first ten representatives and adding one additional general securities principal for each additional ten representatives within thirty days of the requirement, at the Office;

(e)       maintaining compliance with the VT compliance training, branch office, and continuing education manuals;

(f)        compliance with VT and regulatory requirements as may be required from time to time;

(g)       the Contractor will manage the Office as an equal opportunity employer and will not tolerate any form of harassment or prejudicial discrimination in the work place.

4.             OFFICE OF SUPERVISORY JURISDICTION. The Contractor understands that the Company has designated the Office as an Office of Supervisory Jurisdiction (“OSJ”). The Contractor agrees that the designated manager shall be directly responsible for the review of the securities activities of registered representatives and persons associated with the Company in that office and the Contractor agrees that he is responsible for any monetary liabilities for their actions. The designation and operation as an OSJ will commence immediately.

5.             LIMITATIONS ON CONTRACTOR’S AUTHORITY. The following limitations are hereby imposed on both the Contractor’s and Manager’s authority with respect to the Office:

(a)       neither the Contractor, Manager nor any of its employees are authorized to commit the Company’s funds or to bind the Company to act (except for the execution of securities trades in the ordinary course) without receiving prior written approval from James StClair.

(b)       the Contractor, Manager and all employees of the Office are forbidden to recommend or permit any person or persons under his supervision to recommend any prolonged volume accumulation of securities unless the branch manager provides a written statement as to suitability which is acceptable to the compliance department and then receives prior written approval from James StClair. Prolonged accumulation shall be interpreted as the accumulation of a particular security in one or more accounts representing either a majority of the assets in the account of the customer or representing a majority of the trading activity conducted with clients by a registered representative in one of the Office.

(c)       the Company must approve the proposed hiring of all registered personnel in writing, such approval not to be unreasonably withheld;

(d)       the Company must approve in writing all advertising or marketing material prior to its distribution: Internet, virtual, cyber, and all other electronic media are subject to this approval requirement;

(e)       neither the branch managers nor registered representatives will be permitted to conduct any options business until the office has a registered options principal;

(f)       no purchase or sale transaction may be accepted in a new account unless sufficient funds, equity or securities to consummate the transaction are in the account for which the order is taken;

(g)       the Contractor and Manager shall not hold or commingle funds from investors or securities purchased with the Contractor’s own funds, whether in a personal, business, trust or special account, and all such funds shall be immediately forwarded to the Company or its clearing agent;

(h)       The Contractor and Manager will not enter into any investment banking or advisory arrangements without the prior review and written approval of James StClair;

6.             FINANCIAL RESPONSIBILITIES OF THE OFFICE. The Contractor agrees to bear complete financial responsibility for the operation of the Office, such responsibility to include, but not limited to, the following:

(a)       all expenses of operating the office including rent, telephones, utilities, equipment, advertising, marketing, postage, secretary, quotation equipment, supplies, insurance, branch office fees, all costs of personnel and any other expenses normally associated with operating a retail securities branch office;

(b)       all costs of compliance, litigation or regulatory investigations directly relating to the Office including attorneys’ fees, fines or judgments;

(c)       all costs of record keeping, accounting and payroll computation required by regulatory authorities and by the Company;

(d)       all costs associated with the accepting, transmitting, executing and clearing of orders;

(e)       all debit balances in customer accounts and the costs associated with collecting those debit balances;

(f)        all other costs incurred in connection with the Company’s clearing agreement which are attributable to the Contractor’s office;

(g)       the Company will charge the Contractor and the Contractor will pay a service fee for the processing of trades or ticket charges. This may be changed from time to time by written agreement but the initial arrangement is set out in Annex “A” attached.

7.             COMPENSATION TO THE MANAGER. The Contractor’s registered representatives shall receive from the Company a payout according to Schedule A of this Agreement, which is attached hereto and incorporated herein by reference. The Company shall furnish the Contractor with an itemized statement showing the commission owed the Contractor’s registered representatives for the period covered by the statement, and an itemized accounting of all expenses deducted therefrom. The term “Monthly Gross Revenue” shall mean all commission and other revenue generated during a month through the efforts of the Contractor’s branch office personnel and received by the Company prior to the end of the production month. A “Production Month” is that period of time in which commission income is generated and remitted to the Company by its clearing agent.

The Company will not be responsible for withholding any taxes from the Contractor’s employees as long as the appropriate forms are on file.

The Contractor understands that The Office’s right to remuneration does not arise until such time that the Company receives confirmation of cleared funds on the commission or other revenue sources from the particular transaction effectuated by the Office. The Company’s ability to receive funds from the firm’s clearing firm will not affect the Contractor’s Registered Representative’s ability to be paid. All clearing costs and other costs of the Office paid by the Company shall be deducted from the amounts to be paid to the Contractor and shall be paid on the 15th of the following month.

The Contractor’s sole remuneration under this Agreement shall be the above-mentioned commissions paid to the registered representatives and other revenues. The amount of the gross commission that the Company will receive will vary depending on the type of product or transaction involved, all of which shall be agreed upon by the Company with respect to each transaction.

The Office shall not be entitled to any advance or draw on such commission.

8.             CUSTOMER COMPLAINTS. The Manager shall promptly inform the Company, in writing, of any customer complaints whether they are written or oral. If such complaint is in writing, copies of the complaint shall be provided to the Company immediately. The Manager shall have the responsibility to resolve all customer complaints, and to provide all reasonable assistance to the Company in the resolution of any complaint, but may not commit the Company without specific written authorization. The Company, however, reserves the right, at its absolute discretion, to settle any complaint and charge the Contractor, or branch personnel with the costs of any such settlement. The duties of the Contractor and Manager with regard to complaint resolution as set out herein, survive the termination of this Agreement.

9.             REPRESENTATIONS OF CONTRACTOR. The Contractor represents and warrants to the Company as follows:

(a)       each of its registered persons:

(i) is duly licensed as a registered representative with the FINRA and is not currently under suspension or limitation on his ability to act as such;

(ii) is familiar with all the rules, regulations and statutes of all applicable state and federal agencies which regulate securities markets as well as the constitution, rules, by-laws, regulations and customs of all applicable securities markets, associations, exchanges, and any and all local laws having jurisdiction over the particular location of the Office (collectively referred to here after as the “Applicable Rules”) and will fully comply therewith;

(iii)       has read and understands the Company’s Written Supervisory and Procedures Manual as provided by the Company and will fully comply therewith;

(iv)       that he will devote an appropriate amount of his time, effort and attention to the management of the Office;

(b)       the Contractor agrees to indemnify the Company against any third party claim asserted against the Company arising from any past financial commitments, customer complaints, litigation and regulatory problems of any type which occurred prior to the establishment of the Office.

10.           REPRESENTATIONS OF COMPANY. The Company represents, warrants and covenants to the Contractor as follows:

(a)       that it is a member in good standing of FINRA and will continue to be so for so long as this Agreement remains in effect;

(b)       that it is duly registered as a Broker/Dealer with the Securities and Exchange Commission (“SEC”) and numerous states including Florida and will continue to be so registered for so long as this Agreement remains in effect;

(c)       it has not been, and is not currently, under investigation by any governmental agency or self-regulatory organization for violations of securities laws;

(d)       it has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement;

(e)       it is a corporation duly formed and in good standing in its jurisdiction of incorporation and has all authorizations necessary to enter into and perform this Agreement;

(f)       it will immediately notify the Contractor of the occurrence of any event that would disqualify the Company from providing it services hereunder; and

(g)        it will promptly provide the Contractor written notice of any deficiency, investigation or the institution of any proceeding by the Securities and Exchange Commission or any other regulatory or self-regulatory authority that is or is likely to be material to the relationship between the parties.

11.           INDEMNIFICATION. The Contractor and Manager hereby agrees to indemnify, defend and hold the Company harmless from any loss, damage, liability, claim, cost and expense including, but not limited to reasonable attorneys’ fees arising out of any third party claims against the Company directly resulting from their management or supervision of the Office referred to in this Agreement or other breach of this Agreement. Similarly, the Company agrees to indemnify, defend and hold the Contractor and Manager harmless from any loss, damage, liability, claim, cost and expense including, but not limited to, reasonable attorneys’ fees arising out of any third party claims against the Contractor and Manager directly resulting from Company’s breach of this Agreement or the rules or regulations of any federal, state or self-regulatory agency.

The Manager will not be liable for anything unless the liability is due to his fraud, gross negligence or willful misconduct.

12.           BENEFITS. The Contractor and Manager will not be entitled to participate in any employee benefit programs of the Company as may, from time to time, be in effect unless specifically agreed to in writing.

13.           DEFAULT. The occurrence of any of the following events shall be deemed to be, and shall be treated as, a default under this Agreement and just cause for its termination:

(a)       breach or failure, by either party, in the due observance or performance of any term, covenant or agreement contained in this Agreement which shall continue unremedied or uncorrected for a period of thirty (30) days after written notice thereof, specifying the breach, has been delivered to the defaulting party;

(b)       fraud on the part of either party or their subagents or employees, or the willful failure or gross negligence of either party to comply with the applicable securities laws of any applicable states or with the regulations of FINRA or the SEC;

(c)       the violation of either party, or their subagents or employees, of any rules or regulations of the SEC, the FINRA, or any other regulatory body or agency, foreign or domestic, having jurisdiction over either party, if such a violation could result in the suspension or termination of membership;

(d)       either party becomes insolvent, makes any assignment for the benefit of creditors, calls a meeting of creditors, offers a composition of extension to creditors, suspends payment, consents to or suffers the appointment of a receiver, a trustee or committee of creditors, or seeks a reorganization, arrangement or bankruptcy.

(e)       either party has filed or has had commenced against it an involuntary petition in bankruptcy seeking reorganization, arrangement or adjustment of its debts or for any other relief under any bankruptcy or insolvency law, or has entered against it any judgment or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days.

If either party shall be entitled to cancel or terminate this Agreement pursuant to this paragraph, the defaulting party shall be obligated to pay all damages which the non-defaulting party may sustain by reason of the default, including without limitation, all legal fees and other expenses incurred in the course of the termination of this Agreement.

14.           TERMINATION. This Agreement shall be terminated upon the occurrence of the earliest of the following events:

(a)       whenever the Company and the Contractor shall mutually agree to termination in writing;

(b)       if the Contractor or Manager engages in personal misconduct, including dishonesty, fraud, or the failure to perform his duties under this Agreement due to any reason, or is convicted of a crime involving moral turpitude, or materially breaches this Agreement;

(c)       in the event of a default, as provided in paragraph 13 of this Agreement, the parties agree that the non-defaulting party may terminate this Agreement without prejudicing its rights and remedies here under.

(d)       If the Company’s Compliance Department reasonably determines the risk of keeping the Office open is too high due to an excessive number of customer complaints and/or arbitrations and/or violations of either industry or Company rules and regulations.

(e)       Upon termination pursuant to Section 2 of this Agreement.

Any termination of this Agreement shall be effective at the end of the cure period specified in Paragraphs 13(a) and 13(e); or immediately upon notice being delivered by the non-defaulting party that a default has occurred under paragraphs 13(b), 13(c), 13(d) or 14(b) or 14(d); all, as the case may be. Promptly upon termination of this Agreement for any reason, the Company shall reasonably cooperate with the Contractor to facilitate the transfer of all customer accounts opened by the Office to a broker-dealer of the Contractor’s choosing with the Contractor bearing such costs as are reasonable for such transfer not to exceed one dollar ($1) per transferred customer account plus any third party expenses associated with the transfer of customer accounts.

15.           SECURITY DEPOSIT. The Company reserves the right to require a deposit, in an amount, as determined by VT, with an initial amount equal to $120,000, payable as defined in Annex “A”. The existence of this deposit will not serve in any way to limit the financial responsibility of the Contractor or its employees under this Agreement. No part of the deposit may be available for refund until, at a minimum thirty (30) days after termination of this Agreement, and all issues have been resolved. No part of the deposit will be available in the case of a shortfall of monies in any given month. The Company has the right in its sole discretion to increase or decrease the required deposit; in the event of an increase, the amount of the increase is due within thirty (30) days upon demand and failure to remit, or to promptly reach an agreement on remittance, may, at the Company’s discretion constitute a breach of this Agreement.

16.           ASSIGNMENT. No rights under this Agreement shall be assigned, nor any duties assumed by another party, except that the Company can assign this contract to any affiliated entity that is properly licensed as a broker-dealer and provided the Company agrees to be a guarantor of the affiliated entity’s assumption of obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors of the Company (by way of merger, consolidation, acquisition of all, or substantially all, of the assets of the Company), and the heirs’ personal representative and successors of the shareholders.

17.           ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties with respect to the subject matter hereof. It may not be varied orally, but only by an agreement in writing signed by the respective parties.

18.           NOTICES. All notices and other communications here under shall be in writing and shall be deemed given when delivered personally or when mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses given above (or at other such address for a party as shall be specified by notice).

19.           APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

20.           SEVERANCE. In the event that any provision of this Agreement conflicts with federal, state, or local laws, regulations or ordinances, such provision shall be deemed null and void and the Agreement shall be read as if such provision is null and void and were no longer a part thereto.

21.           WAIVER. No waiver of any breach of this Agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts.

22.           NATURE OF CONTRACTOR OR MANAGER. Contractor and Manager are engaged with the Company in a unique relationship, working in concert with the wishes and practices of the Company. For the purpose of his/her compensation, the Contractor and Manager are considered an independent contractor under this Agreement. Accordingly:

(a)       Contractor and Manager shall receive no fringe benefits under this Agreement, whatsoever, including, but not limited to, insurance benefits, disability income, vacation pay, travel, entertainment or personal expense reimbursement.

(b)       Contractor and Manager shall not be allowed to incur any expenses for the Company under this Agreement. All expenses, leases or contractual commitments shall be placed in a name other than the Company. Any expenses incurred in the Contractor’s name shall be the sole responsibility of the Contractor.

(c)       Contractor and Manager shall not be required to work any specific hours or days unless specific time is necessary to properly service clients of the branch.

(d)       Contractor and Manager are neither assigned nor limited to any geographic or demographic territory for client solicitations other than those imposed by his licenses or registrations.

(e)       Contractor and Manager may service or refuse to service any customer at his discretion upon proper notice to the customer and the Company.

(f)       Contractor and Manager shall maintain the books and records of the branch in the format provided by the Company to insure uniformity for purposes of review and supervision.

(g)       Contractor and Manager shall render all reports required by the Company on a timely manner and any other reports as required by federal and state law or the rules and regulations of applicable regulatory agencies, foreign or domestic, after review by the Company’s compliance department.

(h)       As a result of the Contractor’s and Manager’s activities, should the Contractor be required under local law to register as one engaged in the sale of securities and/or to pay a registration fee for such activities, under no circumstances shall the Company pay such registration fees.

(i)       If any employees of the branch are not currently registered with the FINRA and applicable states, Contractor and Manager will insure that they shall not solicit or sell any securities, nor accept unsolicited orders, on behalf of the Company until notified by the Company in writing that the required FINRA registration and state licensing requirements have become effective.

23.           FREEDOM FROM COMPANY CONTROLS. The Company enters into this Agreement for the sole purpose of retaining the Contractor and Manager to operate and manage the Office for the purpose of engaging in the offer and sale of securities approved for sale by the Company pursuant to the Written Supervisory Procedures Manual. The Company has no right to control or direct the Manager in the sale of securities, except that the Company shall have the responsibility and right to perform such supervisory overview required by the SEC, the FINRA, other securities regulatory agencies and exchanges, and the state and political subdivisions.

The Company shall also be permitted to issue such instructions as may be necessary to explain, clarify and insure compliance with the directives acknowledged by the aforementioned agencies. All orders, or applications for, securities purchases are subject to its acceptance or rejection by the Company in its sole discretion. It is agreed by the Contractor and Manager that due to the extreme emphasis by regulatory agencies on markups, suitability, sales practices, pink sheet stocks, designated securities, advertising and misrepresentation, the Company’s management may, in its sole discretion, review, approve or prohibit orders in specific securities, states, mark-up-downs, etc., in order to insure compliance with regulatory rules and to mitigate risk to the Company.

24.           COMPANY COMPLIANCE MANUAL/WRITTEN SUPERVISORY PROCEDURES. The Company’s Written Supervisory Procedures Manual and the procedures contained therein (the “Manual”), as revised and supplemented from time to time; contains the rules and regulations required by the various regulatory agencies including, but not limited to, the FINRA, the SEC, MSRB and the various states agencies.

Failure to materially comply with the terms of the Manual, any requirement for additional training or licensing, and any subsequent revisions and supplements, to the Manual constitutes a material breach of this Agreement.

The Contractor and Manager, by the execution of this Agreement, hereby certifies that they have read said Manual, consents to abide by its terms, and habe received a copy of the Manual.

25.           PAYMENT OF COMMISSIONS UPON TERMINATION. The Company shall have the right to offset commissions or other revenues against any charges to the Contractor occasioned by improper activity or dishonored installment payments, trades or deliveries by customers, etc. The Company shall also have the right to offset all expenses which remain in the termination of the branch including, but not limited to, investigation and reasonable attorneys’ fees.

26.           NON-EMPLOYEE STATUS. The Contractor and Manager shall not be considered under the provisions of this Agreement or otherwise as having “employee” status for any purpose. The Contractor is thus not entitled to participate in any profit sharing or pension retirement plan, vacation, holiday pay, sick pay, insurance coverage, or any other benefits intended for the Company’s employees.

27.           NON-EXCLUSIVITY. Contractor and Manager are required to place all securities transactions exclusively through the Company. The Contractor and Manager may engage in any other trade or business while a Contractor, provided such activity does not conflict with any rule or regulation of the FINRA, the SEC, or laws of the various states and is disclosed in advance in writing to the compliance department.

28.           MATERIAL AMENDMENT REQUIREMENT. If any term of this Agreement contravenes the express, or in the opinion of Company’s counsel, the intended provisions of any applicable regulatory authority or court decision, then said term shall be governed by said regulatory provision or decision and the subject term of this Agreement shall be deemed automatically amended or deleted as the case may be, and the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

29.           PARTIAL INVALIDITY. If any term, conditions, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

30.           INTERPRETATIONS AND DEFINITIONS. Unless otherwise provided in this Agreement, the following definitions and rules shall apply:

(a)       the neuter gender includes the feminine and masculine;

(b)       the singular number includes the plural;

(c)       the word “person” includes corporation, partnership, firm or association wherever the context so requires;

(d)       “shall”, “will”, and “agree” are mandatory and “may” is permissive;

(e)       any references to the “Agreement term”, or “term of the Agreement” shall include any extension of such term.

31.           MISCELLANEOUS PROVISIONS.

(a)       Notices. Contractor and Manager shall immediately advise Company of any action or fact whatsoever which comes to Contractor’s knowledge which may possibly constitute a violation of any securities laws or regulations with respect to the Company or the Contractor or with respect to any party who is, has been, or may be doing business with the Company. Contractor and Manager shall promptly notify Company of any past, present or future investigations or inquiries by governmental agencies and will send to the Company copies of all correspondence sent to or received from such governmental agencies as and when sent or received.

(b)       Captions. Captions for this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

32.           SECURITY LAW VIOLATIONS. Each party shall immediately advise the other of any action or fact whatsoever which comes to such party’s knowledge, which may possibly constitute a material violation of any securities laws or regulations with respect to the Company or the Contractor and Manager. Each party shall promptly notify the other of any past, present or future investigations or inquiries by governmental agencies and will send to the other party copies of all correspondence sent to or received from such governmental agencies as and when sent or received.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Company, the Contractor and the Manager have caused this Agreement to be executed in their corporate names by their respective corporate officers and have executed this Agreement on this 22nd day of August, 2019.

VIEWTRADE SECURITIES, INC.

/s/ James StClair
James StClair,
President

/s/ Peter Quinn
Peter Quinn
Manager

/s/ Ryan Belanger-Saleh
Ryan Belanger-Saleh (CEO - Gatsby Digital, Inc.)
Contractor

ANNEX A

The following represents Schedule A of the Franchise Agreement dated August _____, 2019 between ViewTrade, Inc. (“ViewTrade”) and Gatsby Digital, Inc. (“Contractor”).

Given the unique structure of the relationship contemplated by the Franchise Agreement, ViewTrade will simply incorporate the pricing offered to Contractor by Apex Clearing on February 1, 2019 (attached as Supplement #1) with the following adjustments:

Monthly Minimum:

Contractor shall pay ViewTrade a monthly fee equal to the greater of the Ticket charges assessed monthly or $15,000. This fee is due and payable by the 18th of each month.

Ticket charges:

Equities: Ticket charges to the Contractor will equal $0.10 on every retail equity order entered and executed on behalf of the franchise.

Options: Ticket charges to the Contractor will be tiered and reset monthly as follows:

Tier 1 - 10,000 trades	$0.200 per contract
10,001 - 25,000 trades	$0.175 per contract
25,001 trades+	$0.150 per contract

Miscellaneous:

The Company will also pass on to the franchise, at the same rate that is charged by the firm’s clearing firm, pursuant to Supplement #1, the charges, at cost, for all non equity transactions, including but not limited to, bonds, mutual funds, security transfers, wires, etc.

Interest:

The interest revenue sources shall apply as outlined in Supplement #1 and the Contractor shall be paid 50% of all monthly rebates received by ViewTrade in excess of $5,000 on the aggregate sum of the margin, credit and FDIC rebates paid by Apex.

Security Deposit:

The firm is to receive a deposit of $120,000 which shall be in the form of a cash security deposit. The deposit may be satisfied by the execution of the Convertible Promissory Note between the Contractor and ViewTrade Holding Corp. The deposit will be reflected on the books and records of the Company as a franchise deposit and will be released pursuant to the provisions of Sect. 15 of the Agreement.

VIEWTRADE SECURITIES, INC.

James StClair,
President

Peter Quinn
Manager

Ryan Belanger-Saleh (CEO - Gatsby Digital, Inc.)
Contractor